EXHIBIT 7.2



                          PROFESSIONAL STAFF MANAGEMENT
                          Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002



                                Table of Contents

Financial Statements
    Combined Balance Sheets.............................................    1
    Combined Statements of Operations and Retained Earnings.............    2
    Combined Statements of Cash Flows...................................    3
    Notes to Combined Financial Statements..............................    4

                          PROFESSIONAL STAFF MANAGEMENT
                             Combined Balance Sheets
                           September 30, 2003 and 2002

                                                            2003           2002
                                                        -----------    -----------
                                Assets
Current Assets
     Cash and cash equivalents                          $ 4,402,561    $ 1,604,468
     Restricted savings account                             246,000              0
     Certificates of deposit                                 92,852      1,378,060
     Accounts receivable, net                               655,986        798,599
     Interest receivable                                      2,593          6,987
     Prepaid expenses                                       121,229         77,471
     Deferred tax asset                                           0        110,140
                                                        -----------    -----------


     Total Current Assets                                 5,521,221      3,975,725
                                                        -----------    -----------

Property and Equipment
     Property and equipment                                 187,461        187,461
     Accumulated depreciation                              (167,437)      (133,926)
                                                        -----------    -----------

     Total Property and Equipment                            20,024         53,535
                                                        -----------    -----------

Other Assets
     Deposits                                                17,990         43,680
     Other assets                                            25,000         25,000
                                                        -----------    -----------

     Total Other Assets                                      42,990         68,680
                                                        -----------    -----------


          Total Assets                                  $ 5,584,235    $ 4,097,940
                                                        ===========    ===========



                                                           2003            2002
                                                        -----------    -----------
                 Liabilities and Shareholder's Equity

Current Liabilities
     Current maturities of notes payable                $     4,414    $     7,281
     Accounts payable                                       118,815        122,320
     Payroll taxes and withholdings                         524,393        361,842
     Accrued worksite employee payroll cost                 239,787        252,188
     Health and workers' compensation reserves            3,271,480      2,422,253
     Other accrued compensation                             544,629              0
     Due to shareholder                                       7,221          8,823
     Customer deposits                                      106,167        247,044
     Other accrued liabilities                              384,197        131,541
                                                        -----------    -----------

     Total Current Liabilities                            5,201,103      3,553,292
                                                        -----------    -----------

Long-term Liabilities
     Notes payable, less current maturities                       0          3,837
                                                        -----------    -----------

     Total Liabilities                                    5,201,103      3,557,129
                                                        -----------    -----------

Shareholder's Equity
     Common stock                                               100            100
     Additional paid-in capital                               4,778          4,778
     Retained earnings                                      378,254        535,933
                                                        -----------    -----------

     Total Shareholder's Equity                             383,132        540,811
                                                        -----------    -----------

     Total Liabilities and Shareholder's Equity         $ 5,584,235    $ 4,097,940
                                                        ===========    ===========

                             See accompanying notes.

                          PROFESSIONAL STAFF MANAGEMENT
             Combined Statements of Operations and Retained Earnings
              For the Nine Months Ended September 30, 2003 amd 2002

                                                         2003             %              2002              %
                                                     ------------    ------------    ------------    ------------
Revenues (gross billings of $84,125,000 and
       $75,600,000, less worksite employee payroll
       cost of $71,702,914 and $64,188,778,
       respectively.)                                $ 12,422,086           100.0    $ 11,411,222           100.0

       Direct cost of services                         10,360,005            83.4       9,481,482            83.1
                                                     ------------    ------------    ------------    ------------

       Gross Profit                                     2,062,081            16.6       1,929,740            16.9
                                                     ------------    ------------    ------------    ------------


Operating Expenses
       Salaries, wages and payroll taxes                1,594,734            12.8         944,746             8.3
       General and administrative expenses                642,326             5.2         438,658             3.8
       Advertising                                         13,463             0.1          10,962             0.1
       Depreciation and amortization                       26,131             0.2          30,800             0.3
                                                     ------------    ------------    ------------    ------------


       Income (Loss) from Operations                     (214,573)           (1.7)        504,574             4.4
                                                     ------------    ------------    ------------    ------------


Other Income (Expense)
       Interest income                                     53,025             0.4          51,672             0.5
       Interest expense                                      (640)            0.0          (1,050)            0.0
       Other income (expense)                             (33,984)           (0.3)         15,880             0.1
                                                     ------------    ------------    ------------    ------------


       Total Other Income (Expense)                        18,401             0.1          66,502             0.6
                                                     ------------    ------------    ------------    ------------


       Income (Loss) before Income Taxes                 (196,172)           (1.6)        571,076             5.0


       Provision for Income Tax Expense                         0             0.0         230,250             2.0
                                                     ------------    ------------    ------------    ------------


       Net Income (Loss)                                 (196,172)           (1.6)        340,826             3.0
                                                                     =============                   ============

       Retained Earnings, Beginning of Year               707,626                         195,107

       Dividends paid                                    (133,200)                              0
                                                     ------------                    ------------


       Retained Earnings, End of Year                $    378,254                    $    535,933
                                                     ============                    ============

                             See accompanying notes.

                          PROFESSIONAL STAFF MANAGEMENT
                        Combined Statements of Cash Flows
              For the Nine Months Ended September 30, 2003 and 2002

                                                             2003            2002
                                                          -----------    -----------
Cash Flows from Operating Activities
    Net income (loss)                                     $  (196,172)   $   340,826
                                                          -----------    -----------

    Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
             Depreciation                                      26,131         30,800
           Changes in operating assets and liabilities:
             Accounts receivable, net                         (15,197)      (223,153)
             Interest receivable                                6,723         (5,960)
             Prepaid expenses                                  57,185        (16,506)
             Deferred tax asset                                     0        186,860
             Other assets                                      26,186              0
             Accounts payable                                 (35,298)        39,429
             Other accrued liabilities                        298,548         64,110
             Payroll taxes and withholdings                    15,656        (29,677)
             Accrued worksite employee payroll cost           (57,684)       135,849
             Accrued compensation                             544,629              0
             Health and workers' compensation reserves        677,800        510,735
             Customer deposits                               (128,472)        (8,348)
                                                          -----------    -----------

    Total Adjustments                                       1,416,207        684,139
                                                          -----------    -----------

    Net cash provided by operating activities               1,220,035      1,024,965
                                                          -----------    -----------

Cash Flows from Investing Activities
    Proceeds from the sale of property                              0            800
    Purchases of certificate of deposit                       (13,529)    (1,313,374)
    Maturities of certificate of deposit                    1,307,604      1,486,697
                                                          -----------    -----------

    Net cash provided by investing activities               1,294,075        174,123
                                                          -----------    -----------

Cash Flows from Financing Activities
    Principal payments on long-term debt                       (5,336)        (5,609)
    Changes in due to shareholder                              (7,551)        (4,152)
    Dividends paid                                           (133,200)             0
                                                          -----------    -----------

    Net cash used in financing activities                    (146,087)        (9,761)
                                                          -----------    -----------

Net Increase in Cash and Cash Equivalents                   2,368,023      1,189,327

Cash and Cash Equivalents, Beginning of Year                2,280,538        415,141
                                                          -----------    -----------

Cash and Cash Equivalents, End of Year                    $ 4,648,561    $ 1,604,468
                                                          ===========    ===========


Supplemental Cash Disclosures
    Interest paid                                         $       640    $     1,050
                                                          ===========    ===========

    Income taxes paid                                     $    25,000    $    14,000
                                                          ===========    ===========

                            See accompanying notes.

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

Nature of Operations

Professional Staff Management ("the Companies") are common ownership professional employer organizations ("PEO"). The Companies provide an integrated approach to the management and administration of the human resources and employer risks of their clients. The Companies are able to achieve this by contractually assuming substantial employer rights, responsibilities, and risks; and through the establishment and maintenance of an employer relationship with the workers assigned to their clients. The Companies retain the following rights in connection with services performed for their clients:

     o Assumes responsibility as an employer for purposes of the workers assigned to that location
     o Reserves right of direction and control of the employees and can share responsibility with their clients, consistent with their client's responsibility for their products and services
     o Pays the wages and employment taxes of the employee out of the Companies' own accounts
     o Establish and maintain an employment relationship with its employees which is intended to be long-term and not temporary
     o    Retains right to hire, reassign, and fire their employees

The combined financial statements of the Companies consist of three related entities wholly owned by one shareholder. Intercompany accounts and transactions have been eliminated in combination.

The Companies' corporate office is located in Richmond, Indiana, with an additional office located in Carmel, Indiana. The primary market and the majority of these PEO employees are in Indiana.

Revenue and Cost Recognition

The gross billings in which the Companies charge their clients under their Professional Services Agreement include each worksite employee's gross wages, a service fee and, to the extent elected by the clients, health and welfare benefit plan costs. The Companies' service fee, which is computed as a percentage of gross wages, is intended to yield a profit to the Companies and cover the cost of employment-related taxes, workers' compensation insurance coverage, and administrative and field services provided by the Companies to the client, including payroll administration and record keeping, as well as safety, human resources, and regulatory compliance consultation. The component of the service fee related to administration varies, in part, according to the size of the client, the amount and frequency of payroll payments and the method of delivery of such payments. The component of the service fee related to workers' compensation and unemployment insurance is based, in part, on the client's historical claims experience. All charges by the Companies are invoiced along with each periodic payroll delivered to the client.

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Revenue and Cost Recognition (Continued)

The Companies report revenues in accordance with Emerging Issues Task Force ("EITF") No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The Companies report revenues on a gross basis, the total amount billed to clients for service fees, health and welfare benefit plan fees, workers' compensation, unemployment insurance fees, and employment related taxes. The Companies report these revenues on a gross basis for such fees because the Companies are the primary obligor and deemed to be the principal in these transactions under EITF No. 99-19. However, the Companies report revenues on a net basis for the amount billed to clients for worksite employee salaries and wages. The Companies account for their revenues using the accrual method of accounting. Under the accrual method of accounting, the Companies recognize their revenues in the period in which the worksite employee performs work. The Companies accrue revenues for service fees, health and welfare benefit plan fees, workers' compensation and unemployment insurance fees relating to work performed by worksite employees but unpaid at the end of each period. The Companies accrue unbilled receivables for payroll and payroll taxes, service fees, health and welfare benefits plan fees, workers' compensation and unemployment insurance fees relating to work performed by worksite employees but unpaid at the end of each period. In addition, the related costs of services are accrued as a liability for the same period. Subsequent to the end of each year, such costs are paid and the related service fees are billed.

This accounting policy of reporting revenues net as an agent was adopted by the Companies as a result of recommendations by the Securities and Exchange Commission staff to public companies subject to reporting requirements under section 13 or 15(d) of the securities exchange act of 1934. To conform to this method, the Companies reclassified worksite employee payroll costs of $71,702,914 and $64,188,778 for the nine months ended September 30, 2003 and 2002, respectively. This reclassification has no effect on gross profit, operating income (loss), or net income (loss).

Accounts Receivable

Accounts receivable consists of both trade accounts receivable and unbilled accounts receivable. Trade accounts receivable represent revenues recognized and billed during the year. Unbilled accounts receivable include revenues that have been recognized, but not invoiced at the end of the year.

The Companies carry their accounts receivable at invoiced amounts less an allowance for doubtful accounts. On a periodic basis, the Companies evaluate their accounts receivable and establish an allowance for doubtful accounts, based on history of past write-offs and collections and current credit conditions. Management has established an allowance for doubtful accounts of $36,501 and $22,100 as of September 30, 2003 and 2002, respectively. The Companies' policy is not to accrue interest on past due accounts receivables.

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Shipping and Handling

The Companies charge shipping and handling costs as a component of general and administrative expenses. Shipping and handling costs amounted to approximately $22,000 and $24,000 for the nine months ended September 30, 2003 and 2002, respectively. The corresponding revenue charges to the customers are included in other income.

Property, Equipment, and Depreciation

Property and equipment are carried at cost and includes expenditures for new additions and those, which substantially increase the useful lives of existing assets. Depreciation is computed by use of the straight-line method. Depreciable lives are generally as follows:

         Vehicles                                                   5 years
         Office furniture and Equipment                             5 years

Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of property or equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts in the year of disposal with the resulting gain or loss reflected in earnings or in the cost of the replacement asset.

The provision for depreciation amounted to $26,131 and $30,800 for the nine months ended September 30, 2003 and 2002, respectively.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the combined financial statements and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. Those differences relate primarily to health and workers' compensation reserves and certain accrued expenses. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for any operating loss carryforward, charitable contribution carryforward, and tax credit carryforward that are available to offset future income taxes.

Advertising

The Companies charge advertising costs to expense as incurred. Advertising expenses amounted to $13,463 and $10,962 for the nine months ended September 30, 2003 and 2002, respectively.

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Cash Flows

For purposes of the Statements of Cash Flows, the Companies consider all highly liquid instruments that are purchased within three months or less of an instruments maturity date to be cash equivalents.

Use of Estimates

The preparation of combined financial statements in conformity with generally accepted accounting principles of the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Long-term Debt:

                                                             September 30,  September 30,
                                                                 2003           2002
                                                             -------------  -------------
      Notes payable to bank:
          Due in monthly installments of $652, including
          interest at 7% through March 22, 2004. Secured by
          a vehicle.                                           $ 4,414        $11,118
                                                               -------        -------

                                                                 4,414         11,118
          Less current maturities                               (4,414)        (7,281)
                                                               -------        -------

                                                               $     0        $ 3,837
                                                               =======        =======

Note 3 - Restricted Savings Account and Letter of Credit Arrangements:

The Companies maintain two different cash accounts, which serve as collateral in connection with the Companies' workers' compensation and has been classified as restricted in the accompanying combined balance sheets. The interest earned on these savings accounts is recognized as interest income in the Companies' combined statements of operations.

The Companies have an irrevocable standby letter of credit with a bank in the amount of $116,000 at September 30 2003. The beneficiary is the Companies' prior workers' compensation carrier and the arrangement expires February 1, 2004.

The Companies have a different irrevocable standby letter of credit with a bank in the amount of $130,000 at September 30, 2003 at September 30, 2003. The beneficiary is the Companies' current workers' compensation carrier and the arrangement expires December 31, 2003.

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 4 - Retirement Plan:

The Companies maintain a profit-sharing plan that covers all employees who meet the eligibility requirements set forth in the plan. Company contributions are made at management's discretion and are allocated based upon each participant's eligible compensation.

The plan includes a 401(k) savings plan whereby employees can contribute and defer taxes on compensation contributed to the plan. The Companies are not required to contribute to the plan but may make a discretionary contribution.

The following summarizes the Companies' contributions for the nine months ended September 30, 2003 and 2002:

                                      Nine Months   Nine Months
                                         2003          2002
                                      -----------   -----------

Profit-sharing contribution             $    0        $    0
401(k) contribution                      7,500         7,100
                                        ------        ------

                                        $7,500        $7,100
                                        ======        ======


Leased employees are not included in these amounts as these retirement plan costs are billed through the Companies customers.

Note 5 - Common Stock:

The Companies have voting stock with equal voting rights. All of the stock is no par value.

The following summarizes the Companies' shares of common stock as of September 30, 2003 and 2002:

        Authorized                                  1,500
        Issued                                      1,125
        Outstanding                                 1,125

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 6 - Income Taxes:

The Companies account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", requires deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax basis of assets and liabilities. SFAS No. 109 also requires deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Recognition of a deferred tax asset is dependent on generating sufficient future taxable income in the United States. In its evaluation of the adequacy of the valuation allowance, the Companies assess prudent and feasible tax planning strategies. For the nine months ended September 30, 2003, the Companies determined the deferred tax asset attributable to the net operating loss should contain a 100% valuation allowance.

A reconciliation of recorded Federal income tax expense (benefit) to the expected expense (benefit) computed by applying the Federal statutory rate of 35% for all periods to income before income taxes follows:

                                                   Nine Months  Nine Months
                                                      2003         2002
                                                   -----------  -----------

Computed expenses at 35% of pre-tax income           $(69,000)   $200,000
State and local taxes (net of federal tax benefit)    (10,000)     30,250
Valuation Expense                                      79,000           0
                                                     --------    --------

Provision for Income Taxes                           $      0    $230,250
                                                     ========    ========

The significant components of the Companies' deferred tax asset are as follows:

                                             September 30,      September 30,
                                                 2003               2002
                                             -------------      -------------

Deferred Tax Assets
Claims Reserves                                $230,000           $175,000
Customer Deposits                                43,000             99,000
Worker's Compensation                            82,000             92,000
Allowance for Doubtful Accounts                  15,000              9,000
Net Operating Losses                                  0            110,140
Less:  Deferred Tax Liabilities                 370,000            375,000
                                               --------           --------

Net Deferred Tax Asset                         $      0           $110,140
                                               ========           ========

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 7 - Operating Lease Commitments:

The Companies lease their Richmond, Indiana office from a related party, owned by the Companies' sole shareholder. The lease is on a month-to-month basis and currently provides for monthly payments of $1,571. Rent expense under this arrangement amounted to $14,139 for both nine months ended September 30, 2003 and 2002.


Note 8 - Self-Funded Health Insurance:

The Companies' Employee Benefit Plan provides their employees and their dependents with comprehensive health care coverage. A portion of that coverage is self-funded by the Companies. Under the insurance policy with the Plan's underwriter, the Companies' self-funded liability is limited for each plan year to $150,000 per employee for both plan years ended June 30, 2002, and 2003, and an aggregate liability limit of $10,000,000, and $10,578,000, for plan years ended June 30, 2002 and 2003, respectively. The liability limits are adjusted monthly, based on the number of participants.

The plan is administered by Unified Group Services for the plan year ended June 30, 2003. Key Benefit Administrators (KBA) was the TPA for the year ended June 30, 2002. In addition, the Companies pay a monthly fee to provide administrative, cost containment, prescription card, and preferred provider organization fees.

Note 9 - Related Party Transactions:

Amounts due to the Companies sole shareholder are comprised of the following at September 30, 2003 and 2002:

                                             2003              2002
                                           -------           -------

Due to Shareholder                         $ 7,221           $ 8,823
                                           =======           =======

As discussed in Note 7, the Companies lease their Richmond, Indiana office from a related party. The lease is on a month-to-month basis and provides for monthly payments of $1,571.

Note 10 - Concentration of Credit Risk:

The Companies financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, certificates of deposit, and accounts receivables. The Companies place their cash and cash equivalents with high credit quality institutions. At times, such amounts may be in excess of the FDIC insured limit. At September 30, 2003 and 2002, the Companies cash exceeded federally insured limits by approximately $4,153,000 and $1,380,000, respectively.

The Companies routinely assess the financial strength of its customers and, as a consequence, believe that their accounts receivable credit risk exposure is limited.

                      PROFESSIONAL STAFF MANAGEMENT
                     Notes to Combined Financial Statements
                  Nine Months Ended September 30, 2003 and 2002

Note 11 - Subsequent Event - Business Combination:

Merger with Fortune Diversified Industries, Inc.
------------------------------------------------

On October 1, 2003, Fortune Diversified Industries, Inc. (FDVI) acquired all of the outstanding shares of common stock of the Companies pursuant to the following agreements:

        AGREEMENT AND PLAN OF MERGER entered into the 1st day of October 2003, by and among Professional Staff Management, Inc., an Indiana corporation, PSM Acquisition, Inc., an Indiana corporation and wholly owned subsidiary of FDVI, Harlan M. Schafir, and FDVI.

        AGREEMENT AND PLAN OF MERGER entered into the 1st day of October 2003 by and among Professional Staff Management, Inc. II, an Indiana corporation, PSM Acquisition II, Inc., an Indiana corporation and wholly owned subsidiary of FDVI, Harlan M. Schafir, and FDVI.

        AGREEMENT AND PLAN OF MERGER entered into the 1st day of October 2003 by and among Pro Staff, Inc., an Indiana corporation, PSM Acquisition III, Inc., an Indiana corporation and wholly owned subsidiary of FDVI, Harlan
        M. Schafir, and FDVI.

The agreements were intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code and specifically as a reverse-triangular merger under Code Section 368(a)(2)(E). For accounting purposes the business combination is being accounted for as a purchase under SFAS No. 141, "Business Combinations". The Merger Agreements' terms include, among other things, the exchange of all of the outstanding shares of the Companies three wholly owned subsidiaries as of the purchase date, Professional Staff Management, Inc. (125 shares); Professional Staff Management, Inc., II (500 shares); and Pro Staff, Inc. (500 shares), all held by Harlan M. Schafir, for a combination of cash and FDVI common stock.

The principle followed in determining the amount of consideration paid was the ongoing value of the three companies, with adjustments thereto for certain aspects of the transaction, including earnings benchmarks as defined by the Agreement. Professional Staff Management, Inc., Professional Staff Management, Inc. II, and Pro Staff, Inc., were acquired through the parties identified above.

Prior to the Merger Agreements, there was no material relationship between FDVI or any of its subsidiaries and the Companies.